Exhibit 99.1

Signature Group Holdings, Inc. Acquires North American Breaker Co.

SHERMAN OAKS, Calif. – August 1, 2011 – Signature Group Holdings, Inc. (“Signature”) (OTC Pink Sheets: SGGH) today announced it acquired North American Breaker Co., Inc. (“NABCO”), a leading circuit breaker distributor targeting the replacement market, on July 29, 2011. The acquisition of NABCO marks Signature’s first material strategic acquisition since emerging from bankruptcy in June 2010.  The purchase price was approximately $30.5 million plus a potential earn-out payment of up to $4 million based on NABCO’s post closing financial performance.

Craig Noell, Chief Executive Officer of Signature, said: “NABCO is a leading and profitable niche distributor providing mission critical replacement circuit breakers and related components.  When a customer experiences a failure, each hour of downtime can mean a significant loss of revenue, profits, and market credibility. NABCO’s knowledgeable sales staff, deep product inventory, and national presence allow it to provide same or next day fulfillment that minimizes customer downtime. NABCO’s management has grown the company and increased profits in each of the last three years notwithstanding the deep downturn in the construction industry and broader economic recession.  We plan to explore opportunities to build on NABCO’s success and grow the business.”

Headquartered in Burbank, CA, NABCO is a nationwide quick-turn supplier of circuit breakers that maintains a significant depth of certified, new product inventory used in various commercial, industrial and residential applications, including products that have been discontinued by the manufacturer and are no longer broadly available. The company operates from five distribution centers across the country to offer customers quick and reliable delivery nationwide and excellent customer service in the repair and replacement niche. NABCO generated approximately $3.7 million in pre-tax income (unaudited) for the first six months of 2011.

NABCO was co-founded by two childhood friends in 1997 and both will continue to be involved with the company. Under the terms of the transaction, a portion of the purchase price will be paid in the form of Signature stock.

NABCO co-founder Bob Rayburn said, “We’re very pleased to partner with Signature. We were immediately impressed by the strength of their team and their long-term focus.  Signature – through its unique structure – allows business owners like my partner and me to continue to participate in the future success of the business with Signature stock. By joining with a strong equity partner, NABCO now has a stable platform on which we can build future growth opportunities.”

Noell continued, “This transaction is expected to be immediately accretive to Signature’s operations.  While we continue to manage our way through the significant litigation and other operating expenses related to the legacy issues and other discontinued operations of Signature, the NABCO acquisition is an important step towards repositioning Signature for future profitability and growth.”

Signature’s Strategic Acquisitions business segment seeks to acquire unique middle-market operating businesses and specialized assets that will generate high profit margins and can be acquired at attractive valuations. Signature does not have preconceived parameters with respect to size, performance, industry or location, nor does Signature have a set timeline for holding its assets.   In the case of NABCO, the business will operate as a wholly-owned subsidiary of Signature.

Signature was advised on this transaction by the law firm Manderson, Schafer & McKinlay LLP.  NABCO was advised by FocalPoint Partners, LLC and Berke & Kent LLP.

About Signature Group Holdings, Inc.

Signature is a financial services company focused primarily on lending to and acquiring middle market companies. Signature’s lending business provides secured debt financing. Signature also makes strategic acquisitions of businesses and specialty assets. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. Signature does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.